Exhibit 4.1

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (the “Agreement”), dated as of November 24, 2023, is by and between BIMI International Medical Inc. (the “Buyer” or the “Company”) and __________ (the “Seller” and together with the Buyer, each individually a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, the Seller owns certain warrants to purchase shares of common stock of the Company (the “Common Stock”), including ______ warrants issued on February 26, 2021 (the “February Warrants”) and _________ warrants issued on November 22, 2021 (the “November Warrants” and, together with the February Warrants, the “Warrants”). The February Warrants were issued in connection with an amendment to certain warrants issued by the Buyer in May 2020 (the “February Transaction”) and the November Warrants were issued by the Buyer in a private placement transaction in November 2021 (the “November Transaction,” together with the February Transaction, the “BIMI Transactions”).

WHEREAS, the Seller desires to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller all the Warrants representing the right to purchase _______ shares of Common Stock.

Whereas, the Seller owns ________ shares of Common Stock that are “restricted securities” as defined under the federal securities laws (the “Restricted Shares”) and has agreed to sell the Restricted Shares to the Buyer’s largest shareholder and Chairman of the Board in a separate private transaction expected to consummate simultaneously with the sale of the Warrants contemplated hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Sale and Purchase of Warrants.

1.1 Sale of Warrants. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and deliver to the Buyer, and the Buyer hereby agrees to purchase the Warrants from the Seller.

1.2 Purchase Price. In no event later than ________ following the date hereof, the Buyer shall pay to the Seller by wire transfer of immediately available funds to an account or accounts designated by the Seller herein, an aggregate purchase price of $_________ (reflecting $0.30 for each share underlying the Warrants) for the Warrants (the “Purchase Price”).

1.3 Delivery of Warrants to Buyer. The Seller shall deliver the Warrants to the Buyer for cancellation as soon as practicable following the Closing Date, but in no event later than five (5) business days following the Closing Date. Notwithstanding the foregoing, the Warrants shall be deemed cancelled upon receipt by the Seller of the Purchaser Price.

1.4 Seller’s Waiver and Release. Except with respect to any and all indemnification rights and obligations arising from or pursuant to the May 2020 SPA and the November 2021 SPA and the transactions contemplated thereby, which shall remain in full force and effect, upon  receipt by the Seller of the Purchase Price, the Seller shall (1) irrevocably waive and agree not to assert any and all claims for cash or otherwise that the Seller may now have arising out of or relating to the Warrants or the BIMI Transactions and (2) on behalf of itself and all of its Related Parties, unconditionally and irrevocably release and discharge the Buyer and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Warrants or the BIMI Transactions. Upon receipt by the Seller of the Purchase Price, none of the Company and any of its Related Parties will have any debt, obligation or liability to the Seller in connection with or resulting from the Warrants or the BIMI Transactions other than indemnification obligations pursuant to the May 2020 SPA or the November 2021 SPA which shall survive the Closing Date.  Upon the Closing Date, the Buyer shall (1) irrevocably waive and agree not to assert any and all claims for cash or otherwise that the Buyer may now have arising out of or relating to the Warrants or the BIMI Transactions and (2) on behalf of itself and all of its Related Parties, unconditionally and irrevocably release and discharge the Seller and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Warrants or the BIMI Transactions. Upon the Closing Date, none of the Company and any of its Related Parties will have any debt, obligation or liability to the Seller in connection with or resulting from the Warrants or the BIMI Transactions other than indemnification obligations pursuant to the May 2020 SPA or the November 2021 SPA which shall survive the Closing Date. “Related Party” means with respect to a person, any or its affiliates, or any of its or its affiliate’s shareholders, directors, officers, managers, members, partners, trustees, employees, attorneys, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

2.1 Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into this Agreement and to sell, transfer, convey, assign and deliver the Warrants to the Buyer.

2.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

2.3 No Conflicts. The execution, delivery and performance of this Agreement, the sale and delivery of the Warrants, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller, under the organizational documents of the Seller, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

2.4 No Prohibitions. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the sale, transfer, conveyance, assignment and delivery of the Warrants to the Buyer pursuant to the terms hereof.

2.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, or any other person required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been or will be obtained by the Seller and will be in full force and effect.

2.6 Good Title; No Liens. The Seller is the sole owner of, and has good, valid and marketable title to, the Warrants, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever (collectively, “Liens”). Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good, valid and marketable title to the Warrants, free and clear of all Liens.

2.7 Non-Affiliate. The Seller does not, either alone or in association with others, directly or indirectly through one or more intermediaries, control the Buyer, nor is the Seller, directly or indirectly through one or more intermediaries, controlled by or under common control with the Buyer such that the Seller would be an “affiliate” of the Buyer within the meaning of the Securities Act or Rule 144 thereunder. At no time on or after its acquisition of the Warrants has the Seller been an “affiliate” of the Buyer.

2.8 Bankruptcy. The Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

SECTION 3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Power. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

3.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3.3 No Conflicts. The execution, delivery and performance of this Agreement, the purchase of the Warrant, and compliance with the provisions hereof by the Buyer, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer, under the organizational documents of the Buyer, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Buyer is a party or by which it or any of its property is bound or affected.

3.4 No Prohibitions. The Buyer is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Buyer or the purchase of the Warrant by the Buyer pursuant to the terms hereof.

3.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, the Issuer or any other person required in connection with the execution, delivery and performance by the Buyer of this Agreement or the transactions contemplated hereby have been or will be obtained by the Buyer and will be in full force and effect.

3.6  Bankruptcy. The Buyer is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

Section 4. Certain Covenants

4.1 Disclosure of Transaction. The Buyer shall, on or before 9:30am New York time, on the first (1st) business day after the date of this Agreement (or on the date of this Agreement, if such Agreement is signed prior to 9:30am New York time), issue a press release reasonably acceptable to the Seller disclosing all the material terms of the transactions contemplated hereby. On or before 9:30 a.m., New York time, on the first (1st) business day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated hereby in the form required by the U.S. Securities Exchange Act of 1934, as amended and attaching this Agreement (the “8-K Filing”). From and after the 8-K Filing, the Buyer shall have disclosed all material, non-public information (if any) provided to the Seller by the Buyer or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the 8-K Filing, the Buyer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between itself, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Seller or any of its affiliates, on the other hand, shall terminate. The Buyer shall not, and the Buyer shall cause each of its subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Seller with any material, non-public information regarding the Buyer or any of its subsidiaries from and after the date hereof without the express prior written consent of such Seller (which may be granted or withheld in such Seller’s sole discretion). In the event of a breach of any of the foregoing or any other covenant or agreement contained in the transaction documents by the Buyer, any of its subsidiaries, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of the Seller), in addition to any other remedy provided in the transaction documents, such Seller shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Buyer, any of its subsidiaries, or any of its or their respective officers, directors, employees or agents. The Seller shall have no liability to the Buyer, any of its subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents, for any such disclosure. To the extent that the Buyer delivers any material, non-public information to the Seller without the Seller’s consent, the Buyer hereby covenants and agrees that such Seller shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, nonpublic information. Without the prior written consent of the Seller (which may be granted or withheld in such Seller’s sole discretion), the Buyer shall not (and shall cause each of its subsidiaries and affiliates to not) disclose the name of such Seller in any filing, announcement, release or otherwise. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Buyer expressly acknowledges and agrees that the Seller shall not have (unless expressly agreed to after the date hereof in a written definitive and binding agreement executed by the Buyer and the Seller, any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information regarding the Buyer or any of its subsidiaries.

4.2. MFN. The Buyer hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until one (1) year after the date hereof (such period, the “MFN Period”), that none of the terms offered to any other holder of Warrants or any other warrants to purchase shares of Common Stock issued in connection with the BIMI Transactions (each such holder, if any, an “Other Holder”) (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than to the Seller under this Agreement. If, and whenever during the MFN Period, the Buyer enters into any agreement with any Other Holder with terms that are more favorable to such Other Holder than to the Seller under this Agreement, then (i) the Buyer shall provide notice thereof (the “MFN Notice”) to the Seller promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Seller or the Buyer, automatically amended and modified in an economically and legally equivalent manner such that the Seller shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement (including, but not limited to, a greater purchase price, if applicable), provided that upon written notice to the Buyer within seven (7) days after issuance to the Seller of the MFN Notice, the Seller may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Seller as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Seller. The provisions of this paragraph shall apply similarly and equally to any agreements with Other Holders during the MFN Period.

SECTION 5. Miscellaneous.

5.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein shall survive the Closing. Each Party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other person.

5.2 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its members, partners, managers, directors, officers, employees, attorneys, accountants, agents, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such Party herein, and (b) any breach of any covenant and agreement of such Party herein.

5.3 Notices. All notices and other communications by the Buyer or the Seller hereunder shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile or electronic transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a Party may from time to time designate to the other Party by written notice thereof, effective only upon actual receipt.

5.4 Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

5.5 Entire Agreement. This Agreement constitutes the entire agreement by the Parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

5.6 Severability. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

5.7 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

5.8 Headings. The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.

5.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

5.10 Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, the City of New York, Borough of Manhattan, and each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party at the address designated by such Party on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within the State of New York.

5.11 Waiver of Jury Trial. The Parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

5.13 Independent Nature of Seller’s Obligations and Rights. The Buyer acknowledges and agrees that the obligations of the Seller under this Agreement are several and not joint with the obligations of any Other Holder (if any) under any other agreement related to the Buyer’s existing warrants to purchase shares of Common Stock (such agreements, if any, the “Other Warrant Agreements”), and the Seller shall not be responsible in any way for the performance of the obligations of any Other Holder under any such Other Warrant Agreement. Nothing contained in this Agreement, and no action taken by the Seller pursuant hereto, shall be deemed to constitute the Seller and any Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Seller and any Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Agreements, if any, and the Buyer acknowledges that the Seller and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Agreement. The Buyer and the Seller confirm that the Seller has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Seller shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose. Further, the each of the Buyer and the Seller acknowledge and agree that this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above-written.

Seller

[ ]

By:
Name:
Title:
Address:

Buyer

BIMI International Medical Inc.

By:
Name:	Tiewei Song
Title:	Chief Executive Officer